Exhibit 99.1

Perella Weinberg Partners

Q2 2021 Earnings Call - August 12, 2021

Operator:

Thank you for standing by. This is the conference operator. Welcome to the Perella Weinberg Partners. Second Quarter 2021 Earnings Call. As a reminder. All participants are in listen-only mode. And the conference is being recorded after the presentation. There will be an opportunity to ask questions to join the question queue. I would now like to turn the conference over to Taylor Reinhardt, Investor Relations, please go ahead.

Taylor Reinhardt:

Thank you, operator and Welcome to our Second Quarter 2021 earnings call. Joining me today are Peter Weinberg, Chief Executive Officer, and Gary Barancik, Chief Financial Officer. A replay of this call will be available through the investors page of the company’s website approximately two hours following the following the conclusion of this live broadcast through August 26, 2021. For those who listen to the rebroadcast of this presentation, we remind you that the remarks made herein are as of today August 12, 2021, and have not been updated subsequent to the initial earnings call. Before we begin, I’d like to note that this call may contain forward-looking statements including PWP’s expectations of future financial and business performance, and conditions in industry outlook.

Forward-looking statements are inherently subject to risk, uncertainties and assumptions, that could cause actual results to differ materially from those discussed in the forward-looking statements and are not guarantees of future events or performance. Please refer to PWP’s most recent SEC filings for discussion of certain of these risks and uncertainties. Forward-looking statements are based on our current beliefs and expectations and the firm undertakes no obligation to update any forward-looking statements. During the call, there will also be a discussion of some metrics which are non-GAAP financial measures, which management believes are relevant in assessing the financial performance of the business. PWP has reconciled these items to the most comparable GAAP measures, and the press release filed with today’s Form 8-K which can be found on the company’s website. I will now turn the call over to Peter Weinberg to discuss the results.

Peter Weinberg:

Great. Thank you, Taylor.

Good morning, everybody, and thank you for joining us for our first earnings call as a public company. Before I begin my formal remarks, I wanted to briefly recognize those who contributed to our journey as a private partnership over the past 15 years, and also to welcome our new constituents to the public company. Many people contributed to what the firm is today, but none more than our team we have in the field right now. At all levels of the firm I’m enormously grateful for their dedication and commitment. And to the investors and analysts whom I know we will get to know quite well, welcome. I frequently say within the firm that when we became a public company we cross the starting line. We will work hard to make the next 15 years as rewarding as the first 15.

Now, on to my formal remarks regarding our quarter, while Gary well get into more financial detail in a minute. I am pleased to report that our firm in 2021 had a record second quarter and a record first half. Revenues for the quarter were $256 million, and revenues for the first half where $425 million resulting in 123% increase and 105% increase versus the respective prior period in 2020. The firm’s business was active across all industry groups, geographies and product areas.

The dynamics that led to increased M&A activity in the latter half of 2020 have continued apace in 2021. We are seeing an unprecedented level of strategic dialogue and transaction flow. And while we are cognizant of a number of market concerns including the indigestion in the SPAC market, new antitrust regulatory developments, tax policy and inflation risk, the level of market activity continues to be very strong.

While our backlog remains extremely robust, we would be cautious about simply extrapolating a record first half performance for the balance of the year. We saw an elevated level of large fee realizations in the second quarter, which made this a particularly strong quarter.

Our restructuring and liability management business experienced moderate growth in the quarter relative to record levels in the back half of 2020. Overall activity in this business has been tempered by low interest rates and the wide availability of inexpensive capital. Our restructuring team has been able to pivot and focus on other corporate financial related mandates - a benefit of our flexible client-centric model. In terms of our growth through the expansion of our partner base, year-to-date we have added three partners from internal promotions and another six have joined or agreed to join the firm in 2021. We believe this group will add significantly to our capability and footprint, and we expect to announce more partner hires this summer and fall.

We continue to see significant opportunities for growth across our platform and a plentiful supply of candidates who we believe fit not only our strategic needs it’s but our culture as well. So to wrap up we feel very good about the momentum. We continue to experience in the second quarter, looking forward we have the tailwinds of an extraordinarily active advisory market in which we operate and a strong brand presence in the industry. We believe we have a very simple clear client-centric growth strategy in which to operate as a public company.

On that note, Gary, I’ll turn it over to you.

Gary Barancik

Thank you, Peter. For our first earnings call as a public company and given many of the accounting complexities of the transaction in our Up-C structure, I’m going to be a little more granular in my remarks today than I likely will be on future calls.

As Peter mentioned, we generated $256 million of revenues for the second quarter, an increase of a 123% over the prior year period. Our first half revenues were $425 million, an increase of a 105% from the prior year. Adjusted net income totaled $62 million for the second quarter $93 million for the first half of the year. Reported GAAP net income per share on both a basic and diluted basis of minus $0.29 a share and minus $0.32 a share, respectively, for both the second quarter and first six months of 2021 reflect only the post transaction period of June 25th to June 30th. Adjusted net income per share has not been presented for the three months or six months ended June 30, 2021, as it really isn’t meaningful given the limited post-transaction period during which earnings per share is calculated. Although, we expect to provide that on a go-forward basis.

I’ll also note, that our reported adjusted net income for these periods does not adjust for corporate taxes on an as if converted basis due to the limited six day period post-transaction. However, in future periods, we intend to show adjusted net income reflecting taxes as if all partnership units have been converted to shares of Class A common stock.

As Peter mentioned in his remarks, we continue to see high levels of activity across substantially all service lines, sectors and geographies, particularly in mergers and acquisitions advice. The increase in revenue can be attributed to both an increase in the number of advisory transaction completions and the average fee per client as compared to the same period in 2020. On the expense side, we present our expenses with certain non-GAAP adjustments which are more fully described in our press release filed this morning. In the second quarter, we accrued adjusted compensation expense of 64% of revenues in line with our previously communicated medium-term guidance. This is 1,100 basis points lower than our adjusted comp ratio for the second quarter of 2020, when we operated as a private partnership. Our GAAP compensation expense includes stock-based compensation expense related to amortization of certain partnership units, which has no economic impact on PWP, and therefore has been allocated to non-controlling interest. On August 3, 2021, the Compensation Committee of the Board of Directors approve certain previously announced transaction related incentive compensation awards in the form of restricted stock units, RSUs, that will be granted pursuant to the Perella Weinberg Partners 2021 Omnibus incentive plan. From the transaction pool share reserve, 10.2 million RSUs will be granted, and 9.5 million RSUs will be granted to certain members of management and certain other partners from the general share reserve. Of these 19.7 million RSUs, 12.7 million are going to be subject to market price-based vesting in addition to service-based investing. Further details will be provided in our second quarter 10-Q. Such expenses relating to either amortization of partnership units or to certain transaction related RSU’s has been or will be excluded from our adjusted compensation expense, while stock-based compensation expense relating to future RSU issuances as a component of ongoing compensation will generally be included in our adjusted compensation expense.

Our adjusted non compensation expense for the second quarter was $30 million, compared to $26.4 million for the same period a year ago. As a percentage of revenues, our adjusted non-compensation expense was 11.7% for the second quarter down significantly from 23% in the same period last year. This increase in the absolute dollar amount of non-compensation expense on an adjusted basis was primarily driven by an increase in professional fees related to recruiting and co-advisory fees and technology expense, as well as a small pickup and travel and entertainment related expenses, relative to the low levels experienced in the second quarter of last year. For reference, for the second quarter of 2021, our travel and related expenses were $1.2 million compared to $661,000 for the first quarter of 2021 and $19.7 million for the full year 2019. For the balance of 2021, we expect that our adjusted non-compensation expense could be approximately 25% to 30% higher than the $54.5 million recorded in the first half of the year. This is due to several factors including increased public company costs, including D&O insurance and temporarily higher legal and tax professional fees to support our transition to a public company, timing relative to certain IT projects and professional development expenses as well as some very modest assumed increases in travel for the balance of the year. In connection with the transaction, we paid off all of our existing debt and incurred a one-time charge of $39.4 million associated with that retirement, which is reflected in our second quarter GAAP, non-operating income, but is excluded from our adjusted results.

Turning to the balance sheet. As of June 30, 2021, we have $349.7 million of cash and cash equivalents, no debt and an undrawn revolving credit facility. The Board declared a Class A Common Stock dividend of $0.07 a share payable on September 21, 2021 to holders of record as of September 3, 2021. In addition, on August 3, 2021 the company exercised its sponsor share repurchase right of 1 million shares at a price of $12 per share, which is outlined in our proxy statement.

Over time, we expect to return excess cash to shareholders through a combination of share repurchases and dividends. Prior to the close of the business combination transaction on June 24th, all of our operating income and taxes relating to that income or derived from the predecessor PWP entity. Pre-transaction income has been allocated to non-controlling interest.

Corporate taxes have been applied to PWP’s GAAP financials, post transaction closed, and only with respect to the public companies share of allocated income from PWP Holdings. With that, I will now turn the call back to the operator, to open the line for questions. Operator?

Operator:

Thank you. We will now begin the question-and-answer session. [Operator Instruction] The first question is from Devin Ryan from JMP Securities. Please go ahead.

Devin Ryan:

All right. Good morning, Peter and Gary. Congratulations on the transaction, and welcome to the public markets.

Mr. Weinberg:

Thank you, Dev, and good morning.

Mr. Ryan:

Good morning. I guess first question here starting there. Often times when companies, advisory firms, move into the public markets post IPO, you tend to see kind of a jolt in the business, whether it be from the brand recognition in the momentum that you get and that can obviously help business, but also on the recruiting front. And I’m just curious kind of what you guys have been through the process through this SPAC now into the public markets. If there’s any anecdotes you can share around momentum that you would maybe say is related or feels like a catalyst. And, also, on the recruiting side, you’re clearly already tracking ahead of the five kind of external partners, recruits and just how you guys are feeling about that level as we look forward? Thanks.

Mr. Weinberg:

So firstly, I would just say that are being a public company is really, it’s just a part of our capital structure. And so we’ve had a very specific plan, and a long-term plan, on growing the firm. And to that extent, really not much has changed in terms of our ambitions and our plans and our how we operate the business.

To your point, I will say that being public and the process of becoming public has been helpful to our brand more broadly. And, also, one of the reasons that we did go public is to be able to grow the firm really more efficiently through using our public currency.

Mr. Ryan:

Okay. Perfect. And may be just a follow-up here. Clearly the balance sheet is in a great position. Can you just update us on capital management strategy? How you’re thinking about managing potential solution from performance shares that could enter the share count from the SPAC transaction over time?

Mr. Barancik:

Yeah, Devin, I can take that question. As we said before, we anticipate the business will continue as it is now and will continue to generate excess cash flow, that we would anticipate returning the shareholders. I think our first priority in preference would be to do that through repurchases over the medium and long-term to moderate that dilution, but I also see us doing things specials potentially from time-to-time in part because our partnership structure, our Up-C partnership structure, requires tax distributions, which could cause tax to build up at the pubco level. So, I really see it kind of as a mix of the two over time, and will kind of evaluate from time-to-time which is most appropriate.

Mr. Ryan:

Okay. Terrific. I’ll leave it there. Thank you very much. Excellent.

Mr. Weinberg:

Thank you.

Operator:

The next question is from Michael Brown from KBW. Please go ahead.

Michael Brown:

Hey, good morning guys. And congrats to joining the public markets.

Mr. Weinberg:

Thanks, Michael. Good morning.

Mr. Brown:

So, I wanted to start with for the more of your forward commentary and maybe dive in a little bit — a little bit deeper there. I think when I look at that your mix versus some of the peers. Europe is a large piece and energy is also a strong vertical for you. So something to hear a little bit about how activity has been performing there. And what’s your expectations? And as you think about the Delta variant and its impact outside of the US and absolutely US as well. How is how is that impacting any new business activity or is just the strength of the market continuing to kind of push through any headwind there? Thank you.

Mr. Weinberg

Michael, we would say that the market remains very, very strong in spite of the headwinds that I mentioned earlier. And we really haven’t seen any activity restraint as a result of some of those headwinds, including the variant, at least so far.

With respect to the two areas that you mentioned - Europe for one. You know, our European business is a bit different from others, in the sense that we started our business there, 15 years ago, at the same time we started the firm and we really have built our business in parallel. And we’ve been fortunate to be involved in some very large transactions this year, Europe is year-to-date operating at a record level and last year was a record also.

And while the US will outpace Europe in terms of overall activity, Europe still remains very active, and we’ve been very focused on that. And some of our recruiting activity has occurred there as well. The energy sector is a very important sector for us. Any area where there’s significant change and significant technological disruption and complexity are areas where we often find significant opportunities, and energy, which would certainly be that, it’s been very busy for us. Last year, was very busy in the restructuring area, a little bit less so this year in that space, but still active across the board.

Mr. Brown:

Okay, great. Appreciate the color there.

Gary, you spoke a little bit about the RSUs there and that was helpful color. Could you maybe put a finer point on the share count that we should really be thinking about here from a modeling perspective, as we get to the third fiscal quarter as a publicly traded company. And it is, we think about the adjusted EPS, specifically, what is, what is kind of a right denominator therefore for EPS? Obviously, this puts intake but just is the $94 million diluted share account that you used for GAAP the right jumping-off point?

Mr. Barancik:

Well, yes, it’s the right jumping off point. But that number is obviously going to evolve. And as you get into the third quarter, a couple of a couple things: first, as you heard earlier, we just exercised the $1 million sponsor share repurchase option. So that takes the share count down by a million versus what was true at the end of June, the end of the second quarter. And then going forward, we will have a couple other elements: one, there’s potential treasury stock dilution of the warrants and some of that is in and I believe it’s less than a million shares in the fully diluted share count for the end of the second quarter, that’s a second component. And then with respect to RSUs on a fully diluted share basis there will be some impact of that on again on a treasury stock basis over time which will hit our fully diluted share count. Importantly, a large percentage of those RSUs have market-based targets. And I think as you know, even on the flute share count, those shares will not come into the fully diluted share count until those performance targets are met.

Mr. Brown:

Sounds like the details on that are going to come out in the Q, but if you can just give us a quick preview perhaps what’s the first market-based price threshold that let me give you reached those RSUs.

Mr. Barancik:

Yeah. So it’s different depending upon the type of RSUs. So, the transaction pool RSU’s have a number of hurdles, which I don’t want to sort of risk misstating here by just giving lists here on the phone. But those are all detailed in the proxy, and the hurdles, the performance hurdles there, are different than for the management RSUs. For the management RSU’s that we just announced, and the form of the agreement will be attached as an exhibit to our upcoming Q, there, the thresholds actually start at a $15 stock price and go up to $20, $25 and $30. So those thresholds are overall higher than the previously disclosed transaction pool, PSU grants that we had mentioned before.

Mr. Brown:

Okay, great. I’m looking forward to seeing that detail in the Q and thanks for the thanks for the color. I will leave it there. Thank you.

Mr. Weinberg:

Thank you, Michael.

Operator:

The next question is from Steven Chubak from Wolfe Research. Please go ahead.

Brendan O’Brian:

Good morning, guys. This is Brendan O’Brian on for Steven.

Mr. Weinberg:

Hey, good morning.

Mr. O’Brian:

So yes, first there’s been a lot of discussion around sponsors and the elevated level of activity so far this year with a number of your peers suggesting, that activity is in a period of secular growth. How do you think your position competitively relative to peers in both the US as well as Europe? Are there any areas that you look to invest? And also if we can, maybe provide some color as to how large has sponsored practice is and how they give a contribution of business, to your revenues in the last quarter?

Mr. Weinberg:

So, for our part, we look at the sponsor opportunity as large and growing, and we see it really in kind of more areas. One is the sponsors themselves which are of course in their own right, very large, sophisticated financial institutions. We also work obviously as sponsors, invest in new companies, we work with their portfolio companies and provide other advisory services.

We don’t look at sponsors as a sector. And they’re more ubiquitous within our business model. Literally every partner who covers an industry sub-sector, a region or a product area has relationships with sponsors that are active in those in those areas. And while our history is to work with large corporates, working with sponsors is absolutely critical to our market knowledge and remains an enormous opportunity that we’re very committed to, really across the firm.

Mr. O’Brian:

That’s great color. I have next, we’ve had a lot of SPACs winnings back business so far this year, but as you know there’s some concern around the ability of SPACs to find targets given that a significant amount of capital chasing deals. I was hoping, you could provide your thoughts on the sustainability of this SPAC market overall and the ability of SPACs to find targets given your unique experience within the space.

Mr. Weinberg:

I view SPACs to be a very positive factor in the capital markets today, and believe that, that they are here to stay. On one hand they’re not new, but they are now a much more credible choice to an IPO or a direct listing then than even a few years ago. As you rightly say, SPACs have been a very positive thing for our firm. We obviously did one to get to the place we are now, talking with you all.

We advise clients both on the sell side and the buy side and also are a sponsor ourselves as we have been years ago. There is indigestion in the STOCK market that comes in two areas. One is just supply there are hundreds of SPACs out there with a $130 billion in trust and more on the way. And there’s been some indigestion with respect to the PIPE market and that’s just more supply than the market can probably accommodate.

There’s also regulation which frankly is not all bad, both the SEC is focused on this and we believe Europe what will be as well. And that hopefully will level the playing field between IPOs and SPACs in a number of different respects. But I would say, overall SPACs are very good mechanism to become public. It’s a great option for many companies and I think there’s some very, very good sponsors out there and some very good – deSPACing ideas that will continue in that market going forward.

Mr. O’Brian:

Right.

Thank you for taking my questions and congratulations on becoming a public company.

Mr. Weinberg:

Thanks.

Operator:

[Operator Instruction]. Next question is from Ken Worthington from JP Morgan. Please go ahead.

Ken Worthington:

Hi. Good morning. Thank you for taking my questions. Maybe first can you talk a bit about Tudor Pickering. How is it performing in this environment? And to what extent is energy advisory sort of keeping up with the the strength that you’re seeing in some of your other financial sectors. And then, are there any themes that are more prominent in energy, which PWP and Tudor Pickering are advising on.

Mr. Weinberg:

Our Tudor Pickering Holt business is a very important part of our firm, and there’s been a lot of attention on the energy sector and I would say that it our activity is really coming in two places. One is the traditional activity in the SPAC, which continues, even though we’re all talking about a non-carbon world, many years from now, it’s a very important reality today and their transactions and advisory assignments that result from that. But there’s also a lot of attention on energy tech and the movement to change that industry. And we’re very involved in that as well. And so the business is active. We’re busy in that area and we’re excited about a lot of the initiatives that we’re undertaking in that business.

Mr. Worthington:

Okay. Great. Thank you.

And maybe to flush out the comments earlier on the non-comp. The 25% to 30% increase you mentioned D&O, professional fees, some very modest travel, as we think about that bump in the second half of the year, what portion of that is permanent versus what portion is temporary. Seems like the comments about professional fees may have been for more of a temporary increase, where the D&O side seems to be more permanent, and so maybe just start there.

Mr. Barancik:

Yeah, Ken, I think you’ve characterized it correctly, there’s — there are some different dynamics which kind of extend for some different time frames. So some elements of professional fees are relatively short-term in duration, as we just get some extra help in the first couple of quarters when we’re a public company on various tax and legal matters. The D&O insurance piece is elevated in large part not just because the D&O market has become more expensive but because our premiums as a recent deSPAC are much higher than if we were season public company and those will come down, over time, we expect, but not in the next couple quarters obviously.

And then sort of offsetting that obviously the T&E side of things is going to pick up, we don’t have a crystal ball or not sure, exactly the time and pace of that. But that’ll offset. So, you’ve got a number of different factors kind of some working in opposite directions, which will impact the non-comp going forward.

Mr. Worthington:

And if and if travel were completely normal today, given the hiring that you’ve done, what would be a normal either annual or quarterly T&E cost? Like, just help us try to gauge what a more normal environment would look like in terms of adding costs there, because I think you characterized the second half a year, a modest increase, but when that goes back to normal, what sort of a bump should we kind of contemplate?

Mr. Barancik:

Well, the old normal for T&E for our business, with headcount that wasn’t too dissimilar, a little bit lower than today, but not massively so, the old normal was about $20 million dollars a year in T&E cost.

The new normal, it’s difficult for us to predict as anybody else. I think our expectation is that it will certainly be much more elevated than it is today, face-to-face meetings are always going to be a critical part of our client-centric business model. That being said, I think we also see that the new normal may not be quite at the level of travel as before as we and our clients have become sort of more accustomed to virtual meetings and so forth. So I think generally speaking, the levels should be approaching what they were historically on a per head basis, but probably not get there all the way.

Mr. Worthington:

Great. Thank you very much.

Mr. Barancik:

Sure.

Operator:

This concludes the question-and-answer session. I would like to turn the conference back over to Taylor Reinhardt for closing remarks.

Ms. Reinhardt:

Thank you, Operator, and thank you, everyone for joining us. If you have any additional questions, please feel free to follow-up with that.

Operator:

This concludes today’s conference call. You may disconnect your lines. Thank you for participating and have a pleasant day.